SECRETARY’S CERTIFICATE

I, Michael H. Koonce, being the duly elected Secretary for Evergreen Select Fixed Income Trust, Evergreen Select Equity Trust, Evergreen Select Money Market Trust, Evergreen Municipal Trust, Evergreen Equity Trust, Evergreen Fixed Income Trust, Evergreen International Trust, Evergreen Money Market Trust, Evergreen Variable Annuity Trust, Evergreen Income Advantage Fund, Evergreen Multi-Sector Income Fund, Evergreen Utilities and High Income Fund, Evergreen International Balanced Income Fund, Evergreen Global Dividend Opportunity Fund and Asset Allocation Trust do hereby certify that the following resolutions were adopted at meetings of the Board of Trustees held on December 5-6, 2007, respectively, at which quorums were present and acting throughout:

RESOLVED, that the actions of the officers of the Trusts in obtaining fidelity bond insurance on behalf of the Trusts with aggregate coverage of $50,000,000, issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of loss as are covered by standard fidelity bonds, covering the officers and other employees of the Trusts from time to time, and containing such provisions as may be required by the rules promulgated under the Investment Act of 1940 (the “1940 Act”) be, and hereby are, approved;

FURTHER RESOLVED, that the amount of the joint fidelity bond coverage is approved after consideration of all factors deemed relevant by the Trustees, including, but not limited to, the value of the Trusts’ assets, the type and terms of the arrangements made for custody of the Trusts’ assets, and the nature of the securities in the Funds’ portfolios;

FURTHER RESOLVED, that the Secretary of each Trust is hereby designated as the officer responsible for making the necessary filings and giving notices with respect to such bond required by paragraph (g) of Rule 17g‑1 under the 1940 Act;

I further certify that the foregoing resolutions of the Board of Trustees remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of March, 2008.

_/s/ Michael H. Koonce

Michael H. Koonce

Secretary of each Trust